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                                                                   Exhibit 16.1

January 11, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the section "Change in Independent Auditors" in Aderis Pharmaceuticals, Inc.'s (formerly known as Discovery Therapeutics, Inc.) form S-1 to be filed on or about January 11, 2002 and are in agreement with the statements contained in the first and third sentence under the caption "Change in Independent Auditors" on page 77 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

                                          /s/ Ernst & Young LLP